         As filed with the Securities and Exchange Commission on August 21, 1998
                                                           REGISTRATION NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ______________

                           SOUTH JERSEY GAS COMPANY
            (Exact name of Registrant as specified in its Charter)

       NEW JERSEY                                        21-0398330
(State of Incorporation)                 (I.R.S. Employer Identification Number)

                    NUMBER ONE SOUTH JERSEY PLAZA, ROUTE 54
                           FOLSOM, NEW JERSEY  08037
                                (609-561-9000)

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ______________

                          GEORGE L. BAULIG, SECRETARY
                            SOUTH JERSEY GAS COMPANY
                    NUMBER ONE SOUTH JERSEY PLAZA, ROUTE 54
                           FOLSOM, NEW JERSEY  08037
                                 (609) 561-9000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ______________

                                   Copies to:

GEORGE W. PATRICK, ESQUIRE                             JONATHAN A. KOFF, ESQUIRE
DECHERT PRICE & RHOADS                                 CHAPMAN AND CUTLER
4000 BELL ATLANTIC TOWER                               111 WEST MONROE
1717 ARCH STREET                                       CHICAGO, ILLINOIS 60603
PHILADELPHIA, PENNSYLVANIA  19103-2793                 (312) 845-2978
(215) 994-2631


                                ______________

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
  After this Registration Statement becomes effective, as determined by market conditions and other factors.

                                ______________

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering:[_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box:[X]

                                ______________
                        CALCULATION OF REGISTRATION FEE

================================================================================
         TITLE OF EACH CLASS OF          PROPOSED MAXIMUM
      SECURITIES TO BE REGISTERED           AGGREGATE            AMOUNT OF
                                        OFFERING PRICE (1)    REGISTRATION FEE
------------------------------------------------------------------------------
Debt Securities....................         $100,000,000          $29,500
==============================================================================

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o).


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                             SUBJECT TO COMPLETION

                PRELIMINARY PROSPECTUS DATED AUGUST     , 1998


                                 $100,000,000

                           SOUTH JERSEY GAS COMPANY
                      SECURED MEDIUM TERM NOTES, SERIES A

                            ______________________
     South Jersey Gas Company (the "Company") intends to offer and sell from time to time its Secured Medium Term Notes, Series A (the "Notes"), in an aggregate principal amount up to $100,000,000 and having maturities ranging from 1 year to 40 years from date of issue. The Notes will be issued only in fully-registered form, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Unless otherwise indicated in the applicable Pricing Supplement (as defined below), interest on each Note will be payable semiannually in arrears on May 1 and November 1 at a fixed rate determined by the Company and agreed upon by the purchaser thereof at or prior to the time of sale. The purchase price, aggregate principal amount, interest rate, stated maturity date, optional redemption provisions and any other material terms not described herein of each issue of Notes will be set forth in an accompanying supplement to this Prospectus (each, a "Pricing Supplement"). See "Description of Notes."

     Prior to the Substitution Date (as defined herein), the Notes will be serviced and secured as to the payment of the principal thereof and interest thereon by the Company's First Mortgage Bonds, 10% Medium Term Notes Series A (the "Pledged Bond") in an aggregate principal amount equal to $100,000,000 issued and pledged by the Company and delivered to the Note Trustee (as defined herein) in accordance with the provisions of the Note Indenture (as defined herein). The principal amount of the Pledged Bond deemed outstanding will at all times be equal to the outstanding principal amount of the Notes. The Pledged Bond will be deemed to bear interest corresponding to the required payments of interest in respect of the Notes. Payments of principal and interest in respect of the Notes will constitute payments on the Pledged Bond. The Pledged Bond constitutes a separate series of the Company's First Mortgage Bonds, all of which are secured by a lien on substantially all of the property owned by the Company. See "Description of the Pledged Bond." On the Substitution Date, the Pledged Bond will cease to secure the Notes, and, at the option of the Company, the Notes either will become unsecured general obligations of the Company or will be secured by first mortgage bonds issued under a mortgage other than the Company's current mortgage indenture. See "Description of Notes -- Security; Substitution Date."

     Each Note will be represented by a Global Note (each, a "Global Note") registered in the name of The Depository Trust Company, as depository ("DTC" or the "Depository"), or its nominee, unless otherwise specified in the applicable Pricing Supplement. Beneficial interests in Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Global Notes will not be issuable in certificate form except under the limited circumstances described herein. See "Description of Notes -- Certificated Notes."

                            ______________________
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                            Price to           Agents'         Proceeds to
                           Public (1)      Commissions(2)     Company(1)(3)
--------------------------------------------------------------------------------
Per Note...............    100.00%
--------------------------------------------------------------------------------
Total..................  $100,000,000
================================================================================

(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be sold at 100% of the principal amount thereof.
(2) The Company will pay to PaineWebber Incorporated, Prudential Securities Incorporated and First Union Capital Markets, as agents (each an "Agent" and collectively, the "Agents"), a commission ranging from ___% to ____% of the principal amount of any Note, depending on its stated maturity, sold through such Agent. The Company may also sell Notes to an Agent, as principal, for resale to one or more investors or other purchasers at a fixed public offering price or at varying prices related to prevailing market prices at the time of resale, as determined by such Agent. Unless otherwise specified in the applicable Pricing Supplement, any Notes sold to an Agent as principal shall be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. See "Plan of Distribution."
(3) Before deduction of expenses payable by the Company, estimated at $614,500. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

                                 _____________
     The Notes will be offered on a continuing basis by the Company through the Agents, who have agreed to use their reasonable best efforts to solicit offers to purchase the Notes. The Company also may sell Notes to an Agent, as principal, for resale to one or more investors or other purchasers. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or an Agent, if it solicits such offer, may reject any offer to purchase Notes, in whole or in part. See "Plan of Distribution."

                                 _____________

PAINEWEBBER INCORPORATED
                    PRUDENTIAL SECURITIES INCORPORATED
                                                 FIRST UNION CAPITAL MARKETS

                                 _____________

                The date of this Prospectus is August   , 1998.

                             AVAILABLE INFORMATION

     South Jersey Gas Company (the "Company") is a wholly-owned subsidiary of South Jersey Industries, Inc. ("SJI"). Each of the Company and SJI is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. and at its regional offices at 500 West Madison Street, Chicago, Illinois and 7 World Trade Center, New York, New York. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. Information regarding the operation of the public reference facilities may be obtained by calling the Commission at (800) SEC-0330. The Commission also maintains an Internet site that contains reports, proxy statements and other information regarding issuers that file electronically with the Commission. The address of the Commission's Internet site is http://www.sec.gov. Such material can also be inspected at the New York Stock Exchange, Inc. where certain of the Company's and SJI's securities are listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed pursuant to the Exchange Act.

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, filed pursuant to the Exchange Act.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents not specifically incorporated by reference herein. Requests for such copies should be directed to George L. Baulig, Secretary, South Jersey Gas Company, Number One South Jersey Plaza, Route 54, Folsom, New Jersey 08037, (609) 561-9000.

CERTAIN STATEMENTS CONTAINED IN THIS REGISTRATION STATEMENT, INCLUDING THOSE STATEMENTS CONTAINED IN DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THAT ARE NOT RELATED TO HISTORICAL RESULTS ARE FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." FURTHER, CERTAIN FORWARD-LOOKING STATEMENTS ARE BASED UPON ASSUMPTIONS AS TO FUTURE EVENTS THAT MAY NOT PROVE TO BE ACCURATE.

     CERTAIN PERSONS PARTICIPATING IN A PARTICULAR OFFERING OF NOTES HEREUNDER MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE NOTES, AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                                  THE COMPANY

GENERAL

     The Company is a regulated New Jersey public utility and is the principal subsidiary of SJI. The Company is a gas distribution utility that supplies natural gas to residential, commercial and industrial customers in the southern part of New Jersey. The Company also makes off-system sales of natural gas on a wholesale basis to various customers on the interstate pipeline system and transports natural gas purchased directly from producers or suppliers by some of its customers.

     At December 31, 1997, the Company served approximately 261,000 residential, commercial and industrial customers throughout 112 municipalities in Atlantic, Cape May, Cumberland, and Salem counties and portions of Burlington, Camden and Gloucester Counties. The Company's service territory covers approximately 2,500 square miles and has an estimated permanent population of 1.1 million. Gas sales and transportation for 1997 amounted to 73,574,000 Mcf (thousand cubic feet), of which approximately 50,181,000 Mcf was firm sales and transportation, 8,931,000 Mcf was interruptible sales and transportation and 14,462,000 Mcf was off system sales. At December 31, 1997 the breakdown of firm sales includes 39.8% residential, 16.1% commercial, 2.5% cogeneration and electric generation, 1.4% industrial and other and 40.2% transportation. The Company is regulated as to rates and other matters by the New Jersey Board of Public Utilities.

     The Company's executive offices are located at Number One South Jersey Plaza, Route 54, Folsom, New Jersey 08037 and its telephone number is (609) 561-9000.

RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                  TWELVE
                                                               MONTHS ENDED
               YEARS ENDED DECEMBER 31,                           JUNE 30,
----------------------------------------------------     -----------------------

     1993       1994     1995      1996      1997                  1998
     ----       ----     ----      ----      ----                  ----
      2.6        2.1      2.3       2.5       2.6                  2.4

     The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income, to which has been added fixed charges and taxes based on income of the Company, excluding the cumulative effect of an accounting change. Fixed charges consist of interest charges and an interest factor in rentals.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Pricing Supplement, the net proceeds from the sale of the Notes will be used by the Company to retire short-term debt and to fund capital expenditure requirements. At June 30, 1998, the Company had $72.3 million of short-term debt outstanding with a weighted-average interest cost of 5.8%, with maturities not exceeding one month.

                           DESCRIPTION OF SECURITIES

     The Notes may be issued in one or more series (i) secured by the Company's first mortgage bonds issued under the Company's current mortgage indenture or
(ii) following the Substitution Date (as defined below), as either unsecured notes or as notes secured by the Company's first mortgage bonds issued under a mortgage indenture other than the Company's current mortgage indenture. On the Substitution Date, any outstanding Notes secured by the Company's first mortgage bonds when issued will cease to be secured by first mortgage bonds issued under the Company's current mortgage indenture and, at the Company's option, either
(a) will become unsecured general
obligations of the Company or (b) will be secured by the Company's first mortgage bonds issued under a mortgage indenture other than the Company's current mortgage indenture.

     The Notes will be issued under an indenture (the "Note Indenture"), the form of which is an exhibit to the Registration Statement of which this Prospectus is a part, between the Company and The Bank of New York, as trustee (the "Note Trustee"), and are described below under the caption "Description of Notes." Prior to the Substitution Date, a Series of first mortgage bonds designated as "South Jersey Gas Company First Mortgage Bonds, 10% Medium Term Notes Series A" (the "Pledged Bond") will be issued under the Indenture of First Mortgage, dated October 1, 1947, as heretofore supplemented and amended by supplemental indentures and a new Twenty-Second Supplemental Indenture (the "New Supplement") (such Indenture of First Mortgage, as supplemented, is herein referred to as the "Mortgage"), all from the Company to The Bank of New York, as successor trustee to Guaranty Bank (the "Mortgage Trustee") and pledged to the Note Trustee under the Note Indenture to secure the Notes. The Pledged Bond to be issued under the Mortgage is described below under the caption "Description of the Pledged Bond."

     There is no requirement, under either the Note Indenture, or the Mortgage (collectively, the "Indentures"), that future issues of debt securities of the Company be issued under the Indenture, and, subject to certain restrictions following the Substitution Date which are described in "Description of Notes-Limitations on Liens" the Company will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issues of Notes, in connection with future issues of such other debt securities.

                             DESCRIPTION OF NOTES

GENERAL

     The following summaries of certain provisions of the Note Indenture do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the Note Indenture which is incorporated herein by reference and the form of which is an exhibit to the Registration Statement of which this Prospectus is a part. References to Section numbers under this caption are references to the Section numbers of the Note Indenture.

     Until the Substitution Date (as defined below), the Notes will be secured by the Pledged Bond issued under the Mortgage and delivered by the Company to the Note Trustee. See "Security; Substitution Date." ON THE SUBSTITUTION DATE (AS DEFINED BELOW), THE NOTES WILL CEASE TO BE SECURED BY THE PLEDGED BOND AND, AT THE COMPANY'S OPTION, EITHER (I) WILL BECOME UNSECURED GENERAL OBLIGATIONS OF THE COMPANY OR (II) WILL BE SECURED BY THE COMPANY'S FIRST MORTGAGE BONDS (THE "SUBSTITUTED PLEDGED BONDS") ISSUED UNDER A MORTGAGE INDENTURE OTHER THAN THE MORTGAGE (A "SUBSTITUTED MORTGAGE"). The Note Indenture provides that, in addition to the Notes offered hereby, additional notes may be issued thereunder, without limitation as to aggregate principal amount, provided that, prior to the Substitution Date, the amount of Notes that may be issued cannot exceed the aggregate principal amount of first mortgage bonds that the Company is able to issue under the Mortgage. See "Description of the Pledged Bond--Issuance of Additional Bonds."

     The Note Indenture provides that the Notes will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates; provided that Notes which are secured by the Pledged Bond will bear interest at a rate not to exceed 10%, the stated interest rate of the Pledged Bond. The Pricing Supplement applicable to each series and issue of Notes will set forth any variation in the terms and provisions of such Notes from those described in this Prospectus. Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof.

     Unless otherwise indicated in the applicable Pricing Supplement, there are no provisions in the Note Indenture or the Notes that require the Company to redeem, or permit the holders to cause a redemption of, the Notes or that otherwise protect the holders in the event that the Company incurs substantial additional indebtedness (except for certain restrictions on the Company's ability to create, assume or incur certain liens after the Substitution Date, as described in "Limitations on Liens") whether or not in connection with a change in control of the Company. However, under current law, any change in control transaction that involves the incurrence of additional long-term indebtedness (as notes, first mortgage bonds or otherwise) by the Company would require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities.

REGISTRATION, TRANSFER AND EXCHANGE

     Notes of any series will be exchangeable for one or more Notes of the same series and issue of any authorized denominations and of a like aggregate principal amount and tenor. (Section 2.6).

     Unless otherwise indicated in the applicable Pricing Supplement, Notes may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Note Trustee maintained for such purpose with respect to any series of Notes and referred to in the applicable Pricing Supplement, without service charge but upon the payment of any taxes and other governmental charges as described in the Note Indenture. Such transfer or exchange will be effected upon being satisfied with the documents of title and indemnity of the person making the request. (Sections
2.6 and 2.7).

     In the event of any redemption of Notes of any series, the Note Trustee will not be required to exchange or register a transfer of any Notes of such series selected, called or being called for redemption except, in the case of any Note to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.6). See "Book-Entry System."

CERTIFICATED NOTES

     Each Note will be represented by a Global Note registered in the name of the Depository, or its nominee, unless otherwise specified in the applicable Pricing Supplement. The Notes represented by the Global Note are exchangeable for certificated Notes in definitive form of like tenor as such Notes in denominations of U.S.$1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act or (ii) the Company in its discretion, at any time, determines not to have all of the Notes represented by the Global Note. Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee.

PAYMENT AND PAYING AGENTS

     Principal of and interest on Notes issued in the form of Global Notes will be paid in the manner described below under the caption "Book-Entry System." Unless otherwise indicated in the applicable Pricing Supplement, interest on Notes that are in the form of certificated securities will be paid by wire transfer of clearinghouse funds or by check mailed to the person entitled thereto at such person's address as it appears in the register for the Notes maintained by the Note Trustee; however, a holder of Notes of one or more series under the Note Indenture in the aggregate principal amount of $10,000,000 or more having the same interest payment dates will be entitled to request to receive payments of interest on such series by wire transfer of immediately available funds to a bank located within the continental United States if an appropriate request including wire transfer instructions has been received by the Note Trustee on or prior to the applicable regular record date in accordance with the Note Indenture. Unless otherwise indicated in the applicable Pricing Supplement, the principal of, and interest at maturity on Notes in the form of certificated Notes will be payable in immediately available funds at the office of the Note Trustee upon proper presentment and surrender thereof. (Section 2.12).

     All moneys paid by the Company to a paying agent for the payment of principal of, or interest, on any Note which remain unclaimed at the end of one year after such principal or interest shall have become due and payable will be repaid to the Company and the holder of such Note will thereafter look only to the Company for payment thereof (Section 5.4).

SECURITY; SUBSTITUTION DATE

     Until the Substitution Date (as defined below), the Notes will be secured by the Pledged Bond issued and delivered by the Company to the Note Trustee. See "Description of the Pledged Bond."

     THE "SUBSTITUTION DATE" WILL BE THE DATE THAT ALL FIRST MORTGAGE BONDS OF THE COMPANY ISSUED AND OUTSTANDING UNDER THE MORTGAGE OTHER THAN THE PLEDGED BOND (THE "FIRST MORTGAGE BONDS") HAVE BEEN RETIRED (AT, BEFORE OR AFTER THE MATURITY THEREOF) THROUGH PAYMENT, REDEMPTION OR OTHERWISE (INCLUDING THOSE FIRST MORTGAGE BONDS DEEMED TO BE PAID WITHIN THE MEANING OF THE MORTGAGE). ON THE SUBSTITUTION DATE, THE NOTE TRUSTEE WILL DELIVER TO THE COMPANY FOR CANCELLATION THE PLEDGED BOND, AND THE COMPANY WILL CAUSE THE NOTE TRUSTEE TO PROVIDE NOTICE TO ALL HOLDERS OF NOTES OF THE OCCURRENCE OF THE SUBSTITUTION DATE. AS A RESULT, ON THE SUBSTITUTION DATE, THE PLEDGED BOND WILL CEASE TO SECURE THE NOTES, AND, AT THE OPTION OF THE COMPANY, THE NOTES EITHER (I) WILL BECOME UNSECURED GENERAL OBLIGATIONS OF THE COMPANY OR (II) WILL BE SECURED BY SUBSTITUTED PLEDGED BONDS (Section 4.11).

LIMITATIONS ON LIENS

     Following the Substitution Date, the Company shall cause the Mortgage to be closed and the Company shall not issue any additional Bonds under the Mortgage. In addition, following the Substitution Date, except as described below and unless Substituted Pledged Bonds are issued to secure the Notes, the Company may not create, assume or incur any mortgage, pledge, lien or security interest (collectively referred to in this context as "mortgages") upon any real property interest or other depreciable asset which is used in the Company's gas utility business, whether owned at the Substitution Date or thereafter acquired, to secure any indebtedness for money borrowed other than indebtedness with maturities of twelve months or less ("Debt"), without effectively securing all Notes (other than such Notes, if any, which shall by their terms be expressly excluded from such provision) equally and ratably with such Debt; provided, however, that this restriction will not apply to:

               (a) mortgages on any property existing at the time of the property's acquisition, including acquisition by means of merger or consolidation (but excluding any extension of or addition to such property unless the terms of the mortgage as of the date of acquisition of such property provide that such mortgage shall be secured by such extensions or additions);

               (b) mortgages to secure the payment of all or part of the purchase price of property or to secure any Debt incurred prior to, at the time of or within 180 days after the acquisition of such property for the purpose of financing all or part of the purchase price of such property;

               (d)  mortgages existing as of the Substitution Date;

               (e)  Permitted Encumbrances (as defined below);

               (f) any extension, refinancing, renewal or replacement (or successive extensions, refinancings, renewals or replacements), in whole or in part, of any mortgage referred to in clauses (a) through
          (e); provided, however, that the principal amount of Debt secured thereby may not exceed the principal amount of Debt (plus any premium or fee payable in connection with such extension, renewal or replacement) so secured at the time of such extension, refinancing, renewal or replacement; and provided, further, that such mortgage must be limited to all or such part of the property which was subject to the mortgage so extended, refinanced, renewed or replaced (plus improvements on such property);

               (g) mortgages in favor of the United States, any State thereof, any other country or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments under any contract or statute; or

               (h) mortgages securing industrial development, pollution control or similar revenue bonds.

     Notwithstanding the foregoing restriction, the Company may create, assume or incur any mortgage not excepted above without equally and ratably securing the Notes if the aggregate amount of all Debt then outstanding and secured by such mortgage or any other mortgage not excepted above does not exceed 10% of the total consolidated capitalization of the Company as shown on the audited consolidated balance sheet contained in the latest annual report of the Company as filed with the Commission. For the purposes of this provision, any mortgage in favor of the United States of America or any States thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments pursuant to the provisions of any contract or statute, or any mortgage securing industrial development, pollution control or similar revenue bonds shall not be deemed to create a mortgage to secure any Debt.

     For the purposes of this provision, the term "Permitted Encumbrance" means

          (a) Liens for taxes, assessments or governmental charges or levies for the then current year and taxes, assessments or governmental charges or levies not then delinquent or which thereafter can be paid without penalty or are being contested in good faith; liens for worker's compensation awards and similar obligations not then delinquent or which thereafter can be paid without penalty or are being contested in good faith; liens imposed by law, such as carriers', warehousemen's, landlords', suppliers', mechanics', laborers', materialmen's and other similar liens not then delinquent or which are being contested in good faith;

          (b) Liens and charges incidental to construction or current operation which have not at such time been filed or asserted or the payment of which has been adequately secured or which are insignificant in amount;

          (c) Liens securing obligations not assumed by the Company and on account of which it has not customarily paid and does not expect to pay interest and existing upon real estate over or in respect of which the Company has a right of way or other easement or right for pipelines, rights of way, transmission, distribution or similar purposes; provided that the loss of all such easements would not materially adversely affect the operations of the Company;

          (d) Any right which the United States of America or any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to recapture or to purchase, or designate a purchaser of or order the sale of, any property of the Company upon payment of reasonable compensation therefor, or upon reasonable compensation or conditions to terminate any franchise, license or other rights before the expiration date thereof or to regulate the property and business of the Company;

          (e) Liens of judgments covered by insurance, or upon appeal or other proceeding for review, or not exceeding at any one time $10 million in aggregate amount;

          (f) Easements or reservations in respect of any property of the Company for the purpose of transmission or distribution lines or other rights-of-way, including overhead and underground transmission and distribution lines and pipelines, or similar purposes, zoning ordinances, regulations, reservations, survey exceptions, building restrictions, covenants, party wall agreements, conditions of records and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;

          (g) Liens on the property of the Company incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

          (h) Pledges or deposits by the Company under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company is a party, or deposits to secure public or statutory obligations of the Company, or deposits of cash or United States government bonds to secure surety or appeals bonds obtained in the ordinary course of business to which the Company is a party, or deposits as security for taxes (that shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith) or import duties incurred in the ordinary course of business, or deposits for the payment of rent or performance of other obligations under a lease, in each case incurred in the ordinary course of business;

          (i) Rights reserved to or vested in any municipality or public authority by the terms of any franchise, grant, license, or governmental consent or permit, or by any provision of law, to acquire, purchase, or recapture at fair value, or to designate a purchaser of such property;

          (j) Rights reserved to or vested in any municipality or public authority to use or control or regulate such property;

          (k) Any obligations or duties, affecting such property, to any municipality or public authority with respect to any franchise, grant, license or permit;

          (l) Exceptions or reservations therefrom of minerals, precious metals, gas, oil, petroleum, hydrocarbons, or any other substances, which exceptions or reservations exist at the time of acquisition by the Company of the property and which do not materially and adversely affect the use made or proposed to be made by it of such property; or

          (m) Liens existing on the Substitution Date not otherwise described in clauses (a) through (l) above.

REDEMPTION

     The Pricing Supplement relating to each Note will indicate that such Note cannot be redeemed prior to its stated maturity or that such Note will be redeemable at the option of the Company in whole or in part, on any date on or after the date specified in such Pricing Supplement, at prices declining from a specified premium, if any, to par, together with accrued interest to the date of redemption. In addition, the Notes shall be subject to redemption upon payment of the principal amount thereof, either as a whole or in part, from time to time, through the application of proceeds available under the Mortgage upon redemption of the Pledged Bond from the condemnation of property subject to the lien of the Mortgage, or proceeds of sale of such property to a governmental body or agency having the power of eminent domain made as a result of the threat (evidenced in writing by such body or agency) of condemnation of such property together with accrued interest to the date fixed for redemption in accordance with the terms of the Mortgage. See "Description of the Pledged Bond-- Redemption"


EVENTS OF DEFAULT

     The following constitute events of default under the Note Indenture:

          (a) default in the payment of principal or premium, if any, on any Note when due and payable and continuance of such default for five days;

          (b) default in the payment of interest on any Note when due which continues for 30 days;

          (c) default in the performance or breach of any other covenant or warranty of the Company in the Note Indenture and the continuation thereof for 90 days after written notice to the Company as provided in the Note Indenture;

          (d) prior to the Substitution Date, the occurrence of a default under the Mortgage, of which default the Mortgage Trustee or the holders of a majority in aggregate principal amount of the outstanding Notes have given written notice to the Note Trustee;

          (e) if any Substituted Pledged Bonds are outstanding, the occurrence of a default under the Substituted Mortgage, of which default the trustee under such Substituted Mortgage or the holders of a majority in aggregate principal amount of the outstanding Notes have given written notice to the Note Trustee; and

               (f) certain events of bankruptcy, insolvency or reorganization of the Company. (Section 8.1).

     If an Event of Default, other than one relating to an event of default under the Mortgage or the Substituted Mortgage, as applicable, and the acceleration of the principal of the First Mortgage Bonds or any Substituted Pledged Bonds in accordance with the Mortgage or the Substituted Mortgage, as applicable, occurs and is continuing, either the Note Trustee or the registered holders of a majority in aggregate principal amount of the outstanding Notes of such series may declare the principal amount of all Notes of such series to be due and payable immediately. At any time after an acceleration of the Notes of such series has been declared, but before a judgment or decree for the immediate payment of the principal amount of such Notes has been obtained and so long as all of the Company's first mortgage bonds have not been accelerated, the registered holders of a majority in aggregate principal amount of the outstanding Notes of such series may, under certain circumstances, rescind and annul such acceleration and its consequences. If an Event of Default relating to an event of default under the Mortgage or the Substituted Mortgage, as applicable, and the acceleration of the principal of the first mortgage bonds issued under either the Mortgage or the Substituted Mortgage, as the case may be, in accordance with the Mortgage or the Substituted Mortgage, as applicable, occurs (see "Description of the Pledged Bond--Defaults and Notice Thereof"), the principal of all of the Notes, together with interest accrued thereon, shall become due and payable immediately without the necessity of any action by the Note Trustee or the registered holders of any Notes; provided, however, that a rescission and annulment of the declaration that the Company's first mortgage bonds outstanding under the Mortgage or the Substituted Mortgage, as applicable, be due and payable prior to their stated maturities shall constitute a waiver of such Event of Default under the Note Indenture and of its consequences (Section 8.1).

     The Note Indenture provides that the Note Trustee generally will be under no obligation to exercise any of its rights or powers under the Note Indenture at the request or direction of any of the holders unless such holders have offered to the Note Trustee reasonable security or indemnity against the liabilities and costs which may be incurred by such exercise. (Section 9.2). The holders of a majority in principal amount of the outstanding Notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Note Trustee, or of exercising any trust or power conferred on the Note Trustee, with respect to the Notes. (Section 8.7). Each holder of any Note has the right to institute a proceeding with respect to the Note Indenture, but such right is subject to certain conditions precedent specified in the Note Indenture. (Section 8.4). The Note Indenture provides that the Note Trustee, within 90 days after the occurrence of a default with respect to the Notes, is required to give the holders of the Notes notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on any Notes, the Note Trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. (Section 8.8). The Company is required to deliver to the Note Trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, the Company is in compliance with the conditions and covenants under the Note Indenture (Section 6.6).

MODIFICATION

     Modification and amendment of the Note Indenture may be effected by the Company and the Note Trustee with the consent of the holders of a majority in principal amount of the outstanding Notes affected thereby, provided that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (a) change the maturity date of any Note; (b) reduce the rate or extend the time of payment of interest on any Note; (c) reduce the principal amount of, or premium payable on, any Note; (d) change the coin or currency of any payment of principal of, or any premium or interest on, any Note; (e) change the date on which any Note may be redeemed or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any Note; (f) impair the interest of the Note Trustee in the Pledged Bond or Substituted Pledged Bonds held by it or, prior to the Substitution Date, reduce the principal amount of the Pledged Bond or Substituted Pledged Bonds securing the Notes to an amount less than the principal amount of the related issue of Notes or alter the payment provisions of such Pledged Bond or Substituted Pledged Bonds in a manner adverse to the holders of the Notes; or (g) modify the foregoing requirements or reduce the percentage of outstanding Notes necessary to modify or amend the Note Indenture or to waive any past default to less than a majority. Modification and amendment of the Note Indenture may be effected by the Company and the Note Trustee without the consent of the holders (a) to add to the covenants of the Company for the benefit of the holders or to surrender a right conferred on the Company in the Note Indenture;
(b) to add further security for the Notes; (c) to make certain other modifications, generally of a ministerial or immaterial nature; or (d) to make certain other modifications which are not prejudicial to the interests of the holders of the Notes (Sections 13.1 and 13.2).

DEFEASANCE AND DISCHARGE

     The Note Indenture provides that the Company will be discharged from any and all obligations in respect to the Notes and the Note Indenture (except for certain obligations such as obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes and maintain paying agencies) if, among other things, the Company irrevocably deposits with the Note Trustee, in trust for the benefit of holders of Notes, money or certain United States government obligations, or any combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the Notes on the dates such payments are due in accordance with the terms of the Note Indenture and the Notes. Thereafter, the holders of Notes must look only to such deposit for payment of the principal of, and interest and any premium on, the Notes (Section 5.1).

CONSOLIDATION, MERGER AND SALE OR DISPOSITION OF ASSETS

     The Company will not consolidate with or merge into any other corporation or sell, transfer or otherwise dispose of all or substantially all its assets unless the successor or transferee corporation assumes by supplemental indenture the due and punctual payment of the principal of and premium and interest on all the Notes and the performance of every covenant of the Note Indenture to be performed or observed by the Company and (i) if such transaction occurs prior to the Substitution Date, unless the successor or transferee corporation assumes the Company's obligations under the Mortgage with respect to the Pledged Bond, or (ii) if such transaction occurs on or after the Substitution Date and Substituted Pledged Bonds are outstanding, unless the successor or transferee corporation assumes the Company's obligations under the Substituted Mortgage with respect to the Substituted Pledged Bonds. Upon any such consolidation, merger, sale, transfer or other disposition of all or substantially all of the assets of the Company, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Note Indenture with the same effect as if such successor corporation had been named as the Company therein and the Company will be released from all obligations under the Note Indenture. The Note Indenture defines "all or substantially all" of the assets of the Company as being 50% or more of the total assets of the Company as shown on the balance sheet of the Company as of the end of the prior year and specifically permits any such sale, transfer or other disposition during a calendar year of less than 50% of total assets without the consent of the holders of the Notes and without the assumption by the transferee of the Company's obligations on the Notes and covenants contained in the Note Indenture. (Sections 12.1 and 12.2).

VOTING OF THE PLEDGED BOND HELD BY NOTE TRUSTEE

     The Note Trustee, as a holder of the Pledged Bond, may attend any meeting of bondholders under the Mortgage to which it receives due notice, or, at its option, may deliver its proxy in connection therewith. Either at such meeting, or where any action, amendment, modification, waiver or consent to or in respect of the Mortgage or Bonds issued under the Mortgage is sought without a meeting (a "proposed action"), the Note Trustee will vote the Pledged Bond held by it, or will consent with respect thereto, as described below. The Note Trustee may agree to any proposed action without the consent of or notice to holders of the Notes where such proposed action would not adversely affect the holders of the Notes. In the event that the proposed action would adversely affect the holders of the Notes, the Note Trustee shall not vote the Pledged Bond without notice to and the approval of holders of at least a majority in aggregate principal amount of Notes then outstanding. (Section 4.3).

RESIGNATION OR REMOVAL OF NOTE TRUSTEE

     The Note Trustee may resign at any time upon written notice to the Company specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor Note Trustee and such specified day. (Section 9.10).

     The Note Trustee may be removed at any time by an instrument or concurrent instruments in writing filed with the Note Trustee and signed by the holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding Notes. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, the Company may remove the Note Trustee upon notice to the holder of each Note outstanding and the Note Trustee, and appointment of a successor Note Trustee (Section 9.10).

BOOK-ENTRY SYSTEM

     Each issue of Notes may be issued in the form of one or more Global Notes representing all or part of such issue of Notes and which will be deposited with or on behalf of the Depository and registered in the name of the Depository or a nominee of the Depository.

     The following is based solely on information furnished by the Depository:

     Unless otherwise specified in the Pricing Supplement, DTC will act as Depository for those Notes issued as Global Notes. The Global Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

     To facilitate subsequent transfers, all securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of the holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     If the Global Notes are redeemable, redemption notices shall be sent to Cede & Co. If less than all of the Global Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal, interest and any premium payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participant's accounts on payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the applicable Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and any premium to DTC is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to a series of Notes at any time by giving reasonable notice to the Company or the Note Trustee. Under such circumstances, if a successor securities depository is not obtained, certificates for such series of Notes are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) for any series of Notes. In that event, certificates for such series of Notes will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC, and the Company and any underwriters, dealers or agents take no responsibility for the accuracy thereof.

     The underwriters, dealers or agents of any Notes may be Direct Participants of DTC.

     NONE OF THE COMPANY, THE NOTE TRUSTEE, THE MORTGAGE TRUSTEE, OR ANY AGENT FOR PAYMENT ON OR REGISTRATION OF TRANSFER OR EXCHANGE OF THE GLOBAL NOTE WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ASPECT OF THE RECORDS RELATING TO OR PAYMENTS MADE ON ACCOUNT OF BENEFICIAL INTERESTS IN SUCH GLOBAL NOTE OR FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS RELATING TO SUCH BENEFICIAL INTERESTS.

CONCERNING THE NOTE TRUSTEE

     The Bank of New York is the Note Trustee under the Note Indenture. The Note Trustee also acts as trustee for the Company's first mortgage bonds. The Company also currently maintains other banking relationships with the Note Trustee in the ordinary course of business.


                        DESCRIPTION OF THE PLEDGED BOND

GENERAL

     The Pledged Bond is to be issued under and secured by the Mortgage and the New Supplement providing for the Pledged Bond. The Pledged Bond constitutes the series of the Company's First Mortgage Bonds designated as South Jersey Gas Company First Mortgage Bonds, 10% Medium Term Notes Series A, which is limited to the aggregate principal amount of $100,000,000. The following statement includes brief summaries of certain provisions of the Mortgage. For a complete statement of such provisions, reference is made to the actual provisions of the Mortgage. First Mortgage Bonds issued or issuable under the Mortgage are hereinafter sometimes called "Bonds." A copy of the Mortgage including a proposed New Supplement may be inspected at the office of the Mortgage Trustee at 101 Barclay Street, Floor 21 West, New York, New York 10286 or at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C. References to articles and sections under this caption are reference to articles and sections of the Mortgage.

     The Pledged Bond will be issued initially to the Note Trustee and will be issuable only in fully registered form in any denomination authorized by the Company. The Pledged Bond will be transferable and the several denominations thereof will be exchangeable for Bonds of other authorized denominations but of the same series and aggregate principal amount, upon compliance with the applicable provisions of the Mortgage and the Note Indenture. No service charge will be made for any such transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

     The Pledged Bond has not been registered under the Securities Act of 1933, as amended.

INTEREST, MATURITY AND PAYMENT

     Interest on the Pledged Bond shall accrue at the rate of 10% per annum computed on the basis of a 360-day year of twelve 30-day months and shall be payable semi-annually in arrears on May 1 and November 1 of each year, payable initially on May 1, 1999, subject to receipt of certain credits against principal and interest and such obligations as set forth below.

     In addition to any other credit, payment or satisfaction to which the Company is entitled with respect to the Pledged Bond, the Company shall be entitled to credits against amounts otherwise payable in respect of the Pledged Bond in an amount corresponding to (i) the principal amount of any of the Notes issued under the Note Indenture secured thereby surrendered to the Note Trustee by the Company, or purchased by the Note Trustee, for cancellation, (ii) the amount of money held by the Note Trustee and available and designated for the payment of principal of, and/or interest on, the Notes secured thereby, regardless of the source of payment to the Note Trustee of such moneys and (iii) the amount by which principal of and interest due on the Pledged Bond exceeds principal of and interest due on the Notes secured thereby. The Note Trustee shall make notation on the Pledged Bond of any such credit.

LIEN AND SECURITY

     The Pledged Bond is secured by the lien of the Mortgage equally and proportionately with all other Bonds. The Mortgage constitutes a first lien (subject to "excepted encumbrances" as defined in the Mortgage) on substantially all the property and franchises of the Company now owned or hereafter acquired, for the equal and ratable benefit of all Bonds now or hereafter outstanding under the Mortgage. The Mortgage excepts from its lien materials and supplies consumable in the operation of the Company, merchandise and products acquired, manufactured, produced or held for sale in the usual course of business, motor vehicles, and cash, accounts receivable, stocks, bonds, notes, and securities which are neither specifically pledged with the Mortgage Trustee nor required by the Mortgage to be so pledged (Granting Clause). There are certain conditions which must be complied with relating to the lien of the Mortgage in case of a merger, consolidation or sale of all the assets of the Company. (Article VII)

ISSUANCE OF ADDITIONAL BONDS

     Additional Bonds, ranking equally with all outstanding Bonds, may be issued under the Mortgage, without limit as to aggregate principal amount, upon compliance with Article III of the Mortgage and after obtaining the approval of the New Jersey Board of Public Utilities ("BPU"). The principal provisions for the issuance of additional Bonds are summarized below.

     Additional Bonds may be issued in principal amount not exceeding: (i) 60% of the cost or fair value (whichever is less) of property additions which consist of real and personal property constructed or acquired by the Company subject to the lien of the Mortgage and not previously utilized under the Mortgage as the basis for additional bonds or certain other purposes, located in the State of New Jersey, and used or useful by the Company in connection with its business, after deducting from such cost or fair value the excess, if any, of the cost of mortgaged property retired (as defined in the Mortgage) and certain amounts relating to depreciation of the mortgaged property which are calculated in the annual certificate for the replacement fund hereafter referred to; provided that: (a) the net earnings of the Company (as defined in the Mortgage) for 12 consecutive months within the preceding 15 months shall have been at least 2 times the annual interest charges on all prior lien obligations and all Bonds to be outstanding after the authentication of those about to be authenticated; and
(b) if such property additions are subject to a prior lien: (x) 166-2/3% of the principal amount of the outstanding obligations secured by such prior lien shall be deducted from the cost or fair value of such property additions (unless such deduction has been made previously); and (y) if the deduction referred to in clause (x) has not previously been made, then the aggregate principal amount of all outstanding prior lien obligations upon all property additions used as the basis for authentication of Bonds, withdrawal of money, or release of property under the Mortgage or as a credit against a payment to any improvement or sinking fund for Bonds of a particular series, or the replacement fund hereinafter referred to, shall not exceed 10% of the principal amount of all Bonds to be outstanding after authentication of those about to be authenticated (Section 3.04); (ii) the principal amount of other Bonds acquired, paid, retired, or with respect to which payment has been provided for excluding, however, any such Bonds paid or retired by the operation of any sinking, replacement, purchase or other analogous fund or otherwise used as a credit against the obligations of the Company, with certain specified exceptions; provided that if such Bonds were not theretofore bona-fide issued and bear interest at a lower rate than the Bonds to be authenticated, the net earnings condition specified above in paragraph (i) must be complied with (Sections 3.04 and 3.06); and (iii) the amount of money deposited with the Mortgage Trustee for that purpose (Sections 3.03 and 3.07). Money so deposited may be withdrawn by the Company upon the same conditions as would entitle it to obtain the authentication of Bonds of an equal principal amount under the above clauses (i) or (ii), except that if the net earnings condition specified in clause (i) was complied with at the time of the deposit of such money and included all interest charges on prior lien obligations existing at the time of the requested withdrawal, it need not be again complied with upon the withdrawal thereof. Pending such withdrawal, such money may be invested by the Mortgage Trustee in obligations of the United States and the net proceeds of any sale thereof withdrawn as aforesaid (Section 3.08 and 3.09).

     If the additional Bonds are to be issued on the basis of property additions, the Mortgage requires the delivery to the Mortgage Trustee of a certificate of an engineer, appraiser, or other expert as to the fair value of such additions to the Company as of a specified date not more than three months before the application for the additional Bonds is filed with the Mortgage Trustee. If any of such additions were acquired from another gas utility, the Mortgage requires that the initial appraisal be performed by an engineer, appraiser or other expert who is independent of the Company (Section 3.04, as amended by 17/th/ Supp.).

REPLACEMENT FUND

     The Mortgage requires that the Company on or before April 1 of each year, deliver a replacement fund certificate and pay to the Mortgage Trustee for a replacement fund an amount equal to $198,000 plus 2% of the cost of all additions made to its depreciable public utility property during the period from 0ctober 1, 1947, to the end of the preceding calendar year, less 2% of the cost of all depreciable public utility property retired by it during such period. The Company may take as a credit against such payment (a) 166-2/3% times the principal amount of bonds which could then be issued on the basis of property additions, and (b) the principal amount of Bonds paid, acquired, or retired by it, to the extent that the same have not been otherwise included in a prior Replacement Fund Certificate filed with the Mortgage Trustee. So long as any Bonds of the Fourteenth Series, Fifteenth Series, Sixteenth Series, Seventeenth Series, Eighteenth Series, Nineteenth or Twentieth Series remain outstanding, the Company will satisfy its obligations under the replacement fund through the use of cash only if it has first used all available property additions and retired bonds, and then only to the extent such amounts are not sufficient to satisfy such obligations. All money in the replacement fund shall, upon request by the Company, be applied as described below under "Release and Substitution of Property" in the case of proceeds from the sale of released property (Sections
5.19 and 6.07; 15/th/ Supp., Section 3.2; 16th Supp., Section 3.2; 18th Supp.,
Section 3.2.; 19th Supp., Section 3.2.; 20th Supp., Section 3.2; 21/st/
Supp., Section 3.2; and 22/nd/ Supp. Section 3.2).

RELEASE AND SUBSTITUTION OF PROPERTY

     Upon substitution of other property of equal value, the Company may dispose of, free from the lien of the Mortgage and without procuring a release therefrom, any machinery, tools, implements, fixtures, or equipment unsuitable or not required for the conduct of its business (Section 6.03). Any property no longer necessary for the proper conduct of its business may be sold, exchanged or disposed of by the Company, and released from the lien of the Mortgage, upon receipt by the Company of a consideration, which shall be paid or delivered to the Mortgage Trustee (unless required to be paid or delivered to the trustee of a prior lien), equal to at least the fair value thereof and which shall consist of (i) money, (ii) obligations of any federal, state, municipal, or other governmental body or agency purchasing such property, (iii) obligations maturing within 15 years, secured by a purchase money mortgage on such property, and constituting not more than 60% of such consideration, and/or (iv) property additions (not otherwise utilized under the Mortgage) which might have formed the basis for the authentication of additional Bonds (Sections 6.04 and 6.05). Property taken by eminent domain proceedings or under governmental power of purchase shall be released from the Mortgage and the proceeds of such taking or purchase shall be paid to the Trustee (Section 6.08). Proceeds received by the condemnation or from the sale of property released from the Mortgage (i) may be withdrawn by the Company upon compliance with the same conditions that would authorize the authentication of Bonds of an equal principal amount, except that no earnings condition shall be applicable, and except that money may be withdrawn on the basis of property additions up to 100% of the cost or fair value (whichever is less) thereof after deducting the required amount on account of any prior lien obligations and without any deduction for the cost of property retired; (ii) may be temporarily invested by the Mortgage Trustee in obligations of the United States; or (iii) may be applied to the purchase or redemption of Bonds; provided that all such proceeds (including proceeds temporarily invested as aforesaid) not withdrawn or applied for 5 years after receipt by the Mortgage Trustee shall be applied to the purchase or redemption of Bonds (Section 6.07). Proceeds of insurance on mortgaged property, except on losses of less than $10,000, are payable to the Mortgage Trustee and may be applied by it (i) to reimburse the Company for the cost of repairing, renewing, or replacing property damaged or destroyed or (ii) as above provided in the case of proceeds of the sale of property released from the Mortgage (Section 5.12). No prior notice is required in connection with any releases or substitutions of property, but
Section 8.03 contains provisions relating to the transmission by the Mortgage Trustee to Bondholders, from time to time, of reports of such releases or substitutions, and the consideration received therefor.

RESTRICTIONS ON DIVIDENDS

     So long as any Bonds of the Twentieth Series shall remain outstanding, the Company will not declare or pay any dividend on any shares of its Common Stock (other than dividends payable in shares of its Common Stock) or make any distribution on such shares, or purchase or otherwise acquire any such shares (except shares acquired without cost to the Company), or advance any amount to or invest any amount in the property, securities or indebtedness of, or guarantee any indebtedness of, any subsidiary if, after giving effect to such action, the sum of the aggregate amounts so declared, paid, distributed, purchased, acquired, advanced, invested or guaranteed after December 31, 1997 would exceed the aggregate net income of the Company available for dividends on its Common Stock earned after such date plus the sum of $56,000,000. (Section 3.1; 22/nd/ Supp.) For the purposes of this restriction, "subsidiary" shall mean any corporation directly or indirectly controlled by or under common control with the Company. For the purpose of calculating the requirements of this restriction, the net income of the Company available for dividends on its Common Stock shall be determined in accordance with such system of accounts as may be prescribed by any governmental authority having jurisdiction in the premises or in the absence thereof in accordance with generally accepted accounting principles as in effect at such time; provided, however, that (a) the deductions for depreciation or renewal or replacement reserves in respect of each year shall be the amount taken therefor on the accounts of the Company or the amount required to be stated in item (1) of the Replacement Fund Certificate to be filed under the Mortgage with respect to the period ending at the close of such year, whichever be greater, and (b) no deduction or adjustment shall be made from gross income for or in respect of (i) expenses in connection with the redemption or retirement of any securities issued by the Company, including any amount paid in excess of the principal or par or stated value of securities redeemed or retired, and, if such redemption or retirement is effected with the proceeds of sale of other securities of the Company, interest on the securities redeemed or retired from the date on which the funds required for such redemption or retirement shall be deposited in trust for such purpose to the date of such redemption or retirement, (ii) profits or losses from sales of capital assets or taxes in respect of such profits, (iii) any adjustments to retained earnings (including tax adjustments) applicable to any period prior to January 1, 1998, (iv) charges for the write-off of unamortized debt discount and expense carried on the books of the Company at December 31, 1997, or (v) charges for the write-off or write-down of the amount at which any property of the Company was carried on its books at December 31, 1997, to the extent that the same shall be approved by, or be made pursuant to any rule, regulation, or order of, any governmental authority having jurisdiction in the premises and shall not be required by such authority to be charged against earning accumulated after December 31, 1997. (Section 3.1; 22/nd/ Supp.)

REDEMPTION

     Bonds of the Twentieth Series, including the Pledged Bond, shall be subject to redemption, either as a whole or in part, from time to time upon payment of the principal amount thereof through the application of proceeds available under the Mortgage from the condemnation of property subject to the lien of the Mortgage, or proceeds of sale of such property to a governmental body or agency having the power of eminent domain made as a result of the threat (evidenced in writing by such body or agency) of condemnation of such property together with accrued interest to the date fixed for redemption in accordance with the terms of the Mortgage, which provides that if less than all Bonds of all Series are redeemed then proceeds from the sale of such property will be applied to the redemption of all Bonds, including the Pledged Bond, on a pro rata basis, based on the amount of the Bonds then outstanding. (Section 1.7, 22/nd/ Supp.)

CONSOLIDATION, MERGER, OR SALE

     Subject to the approval of the BPU, the Mortgage does not prevent a consolidation or merger of the Company with or into any other corporation or a conveyance and transfer of all of the property and franchises of the Company to any other corporation, if (i) the consolidation, merger, or conveyance and transfer is subject to the continuing lien of the Mortgage on the mortgaged property and will not impair the lien or any of the rights or powers of the Trustee or Bondholders; (ii) the corporation formed by the consolidation or into which the Company is merged or which acquires the mortgaged property assumes and agrees in writing to pay the Bondholders the principal of and interest on all the Bonds, as and when due; (iii) any such successor corporation executes and delivers a supplemental indenture which contains, among other things: (w) an agreement to perform all obligations of the Company under the Mortgage, (x) a stipulation that such consolidation, merger, or conveyance and transfer is not a waiver or release of any rights or powers of the Mortgage Trustee or the Bondholders, (y) a grant confirming the lien of the Mortgage Trustee upon the mortgaged property and (z) a grant to the Mortgage Trustee subjecting to the lien of the Mortgage property additions to be used in the future and certain after-acquired property; and (iv) the Mortgage Trustee shall have consented to the consolidation, merger, or conveyance and transfer, which consent the Mortgage Trustee is required to give upon receiving an opinion of counsel that the foregoing conditions in the Mortgage have been satisfied unless in the Mortgage Trustee's opinion the transaction would be prejudicial to the interests of the bondholders. (Section 7.01)

MODIFICATIONS OF MORTGAGE

     With the written consent of the holders of 66-2/3% in principal amount of the Bonds outstanding, any of the provisions of the Mortgage or of the Bonds may be altered, amended or eliminated, or additional provisions added. If such change pertains only to the Bonds of one or more Series, but less than all Series, only the written consent of the holders of 66-2/3% in principal amount of the then outstanding Bonds of each Series to which such change pertains is needed. However, no such change may (i) alter or modify the right (expressed in Section 9.16) of any Bondholder to receive payment of the principal of and interest on his Bonds on or after the respective due dates thereof; (ii) change any of the provisions of any Bond with respect to the time, terms, manner, or amount of any payment of the principal thereof or interest thereon without the consent of the holder of such Bonds; or (iii) reduce the percentage of Bondholders whose consent shall be required for the execution of any subsequent supplemental indenture. The consent of the BPU may be required before certain of the above actions may be taken (Section 10.02). Certain other modifications and amendments described in the Mortgage may be made without the consent of the Bondholders (Section 10.01).

PERCENTAGE OF BONDHOLDERS REQUIRED TO TAKE CERTAIN ACTION

     Upon the occurrence of a Mortgage Event of Default (as defined below), the Mortgage Trustee or the holders of 25% in principal amount of the Bonds then outstanding may by written declaration accelerate the maturity of the principal of all the Bonds (Section 9.03); but if the Company shall cure all Mortgage Events of Default, the holders of a majority in principal amount of the Bonds then outstanding may rescind, or require the Mortgage Trustee to rescind, such acceleration (Section 9.13). The holders of 66-2/3% in principal amount of the Bonds then outstanding may waive any past default under the Mortgage and its consequences except a default in the payment of principal of or interest on any of the Bonds (Section 9.13). No bondholder may enforce the lien of the Mortgage unless the holders of 25% in principal amount of the Bonds then outstanding have requested the Mortgage Trustee to do so and offered to indemnify it against expenses and liabilities in connection therewith, and unless the Mortgage Trustee has failed to take such action within 60 days (Section 9.15). The holders of a majority in principal amount of the Bonds then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Mortgage Trustee or exercising any trust or power conferred on it, unless such action would be contrary to law or the provisions of the Mortgage or would, in the opinion of the Mortgage Trustee, be unjustly prejudicial to the other Bondholders (Section 9.18).

     For the purpose of computing the percentage of holders of Bonds requisite for the taking of any action permitted under the Mortgage (including the modification of the Mortgage) the calculation will be on the basis of the principal amount of all Bonds outstanding exclusive of Bonds held by the Company and all Bonds known to the Mortgage Trustee to be held by or any person controlling or controlled by or under common control with the Company shall be disregarded (Article I).

DEFAULTS AND NOTICE THEREOF

     The following constitute events of default under the Mortgage (a "Mortgage Event of Default"): (i) defaults in the payment of principal of any Bond or prior lien obligation; (ii) default for 60 days in the payment of interest on any Bond or any prior lien obligations, or in the payment of any sinking, replacement, purchase or analogous fund; (iii) default for 60 days after notice in the performance of any other covenant in the Mortgage or in any prior lien mortgage in certain cases; (iv) default occurs in observing or performing any covenant or condition in any mortgage constituting a prior lien on mortgaged property and the mortgagee or trustee thereunder institutes proceedings to invoke rights or remedies available by reason of such default, and (v) certain events of bankruptcy, insolvency or reorganization (Section 9.02). The 15th Supp., 16th Supp., 18th Supp., 19th Supp., 20th Supp., 21/st/ Supp and 22/nd/ Supp. provide that the following also constitute events of default under the
Mortgage: (i) default in the payment of principal of any Bond of the Fourteenth Series, Fifteenth Series, Sixteenth Series, Seventeenth Series, Eighteenth Series, Nineteenth Series or Twentieth Series, respectively, at maturity or upon redemption pursuant to the provisions of any sinking, replacement, purchase or analogous fund or pursuant to any optional or other redemption or otherwise provided if payment is made by wire transfer reasonably expected to be effective on such due date, which transfer is not credited to the Bondholder's account on such date, default shall not occur until after five days following the due date;
(ii) and default for ten days in the payment of interest on any Bond of the Fourteenth Series, Fifteenth Series, Sixteenth Series, Seventeenth Series, Eighteenth Series, Nineteenth Series or Twentieth Series respectively (15th Supp., Section 6.1; 16th Supp., Section 6.1; 18th Supp., Section 6.1; 19th Supp., Section 6.1; 20th Supp., Section 7.1; 21/st/ Supp. Section 7.1 and
22/nd/ Supp. Section 7.1). The 15th Supp., 16th Supp., 18th Supp., 19th Supp., 20th Supp. 21/st/ Supp. and 22/nd/ Supp. also provide that it shall be an event of default under the Mortgage if the Company shall default in the performance of or compliance with any covenant, condition or term in the Mortgage or the 15th Supp., 16th Supp., 18th Supp., 19th Supp., 20th Supp., 21/st/ Supp. or 22/nd/ Supp., respectively, and such default shall continue for 30 days after the Company shall have knowledge thereof. Within 90 days after the occurrence thereof, the Mortgage Trustee shall give notice of any defaults to the Bondholders, provided that in the case of default in the payment of principal of or interest on any Bond or of any sinking fund or purchase fund installment, the Mortgage Trustee is not required to give notice to the Bondholders of any default under the Mortgage if the Mortgage Trustee in good faith determines that the withholding of such notice is in the interest of the Bondholders (Section 11.05). Periodic evidence of compliance with certain provisions of the Mortgage is required to be submitted to the Mortgage Trustee (Sections 5.09, 5.12, 5.18 and 5.19). The Mortgage Trustee, subject to its duty to use the same degree of care and skill as a prudent man would use in the conduct of his own affairs (Section 11.02), before proceeding to enforce the lien of the Mortgage, is entitled to be indemnified to its satisfaction against all its prospective costs, expenses, and liability in connection therewith. (Section 11.01)

DISCHARGE AND SATISFACTION

        Whenever all amounts due or to become due on all outstanding Bonds issued under the Mortgage shall have been paid or provision for the payment thereof shall have been made (as such provision for payment is defined below), and all amounts payable by the Company to the Mortgage Trustee under the Mortgage shall have been paid, the Mortgage Trustee shall, upon the request and at the expense of the Company, satisfy or discharge the Mortgage of record wherever recorded, and convey, transfer, assign, and deliver the mortgaged property to or upon the order of the Company, and all the title, estate, rights, and powers of the Mortgage Trustee shall forthwith cease, the mortgaged property shall revert to the Company, and all responsibility of the Mortgage Trustee and all obligations of the Company under the Mortgage (except as expressly provided therein) shall then cease.

       "Provision for payment of a Bond" shall be deemed to have been made if
(a) when the principal of such Bond shall have become due and payable, whether by maturity, call for redemption, declaration, or otherwise, all amounts due thereon shall have been paid or shall have been deposited in trust with and shall be held by the Mortgage Trustee for the account of the holder thereof, or
(b) at any time in advance of the maturity thereof, the Company (1) shall have either (i) deposited with the Mortgage Trustee in trust all amounts to become due thereon up to and upon the maturity date thereof or (ii) duly called such Bond for redemption on a date specified, in accordance with the provisions of the Mortgage, given all notices required to make such call effective or made provision satisfactory to the Mortgage Trustee for giving all such notices, and deposited with the Mortgage Trustee in trust all amounts to become due upon such Bond up to and upon such redemption date, and (2) shall have irrevocably authorized the Mortgage Trustee forthwith to pay to the holder thereof, out of the funds so deposited with it, all amounts so to become due on such Bond up to and upon the maturity date or the redemption date, as the case may be, such payment to be made upon such Bond whenever the same shall be presented for that purpose without awaiting the maturity date or the redemption date, and shall have given at least one notice by publication of such deposit and authorization or shall have made provision satisfactory to the Mortgage Trustee for giving such notice.

                            PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis by the Company through the Agents, each of which has agreed to use reasonable best efforts to solicit purchases of the Notes. The Notes may also be sold to an Agent as principal for reoffering as described below. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of Notes through it in whole or in part. The Company will pay a commission to an Agent, depending upon maturity, ranging from ____% to ____% of the principal amount of any Notes sold through such Agent.

     Unless otherwise specified in the applicable Pricing Supplement, any Notes sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. Such Note may be resold by an Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale or may be resold to certain dealers. Resales of notes by an Agent to a dealer may be made at a discount, which will not be in excess of the discount to be received by such Agent from the Company. After the initial public offering of Notes, the public offering price (in the case of Notes to be resold on a fixed public offering price basis), the commission and the discount may be changed.

     The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part placed through an Agent.

     Unless otherwise specified in an applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in New York City on the date of settlement.

     No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. Each Agent may from time to time purchase and sell Notes in the secondary market, but no Agent is obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes but are not obligated to do so and may discontinue such market-making activity at any time.

     In connection with the offering, the rules of the Commission permit the Agents to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

     If the Agents create a short position in the Notes in connection with an offering of Notes (i.e., if they sell more Notes than are set forth on the cover page of the Pricing Supplement), the Agents may reduce that short position by purchasing Notes in the open market.

     PaineWebber Incorporated, on behalf of the Agents, may also impose a penalty bid on certain of the Agents. This means that if PaineWebber Incorporated, on behalf of the Agents, purchases Notes in the open market to reduce the Agents' short position or to stabilize the price of the Notes, it may reclaim the amount of the selling concession from the Agents who sold the Notes as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Notes. In addition, neither the Company nor any of the Agents make any representation that they will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under such Act, and to contribute to payments the Agents may be required to make in respect thereof. In addition, the Company has agreed to reimburse the Agents for certain expenses related to the offering made hereby.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Dechert Price & Rhoads, Philadelphia, Pennsylvania, counsel to the Company, and for the Agents by Chapman and Cutler, Chicago, Illinois.

                                    EXPERTS

     The financial statements and the related financial statement schedules included in the Company's Annual Report on Form 10-K incorporated in this prospectus by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY PRICING SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT. THIS PROSPECTUS AND ANY PRICING SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS AND ANY PRICING SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS AND ANY PRICING SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                                   ________


                               TABLE OF CONTENTS

                                  PROSPECTUS

                                                                           PAGE
                                                                           ----
Available Information.....................................................   2
Incorporation of Certain Documents by Reference...........................   2
The Company...............................................................   4
Use of Proceeds...........................................................   4
Description of Securities.................................................   4
Description of Notes......................................................   5
Description of the Pledged Bond...........................................  13
Plan of Distribution......................................................  19
Legal Matters.............................................................  20
Experts...................................................................  20

                                   _________

                                 $100,000,000
                           SOUTH JERSEY GAS COMPANY


                                    [LOGO]


                             SECURED MEDIUM TERM
                                    NOTES
                                  SERIES A



                                ----------
                                PROSPECTUS
                                ----------

                         PAINEWEBBER INCORPORATED

                            PRUDENTIAL SECURITIES
                                 INCORPORATED

                             FIRST UNION CAPITAL
                                  MARKETS

                                __________

                             AUGUST   , 1998

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC Registration Fee.................................................  $  29,500
Legal Fees and Expenses..............................................    200,000
Accounting Fees and Expenses.........................................    110,000
Rating Agency Fees...................................................    105,000
Printing and Certificate Engraving...................................    150,000
Miscellaneous (including Blue Sky Fees and Expenses).................     20,000
                                                                         -------
Total................................................................  $ 614,500
                                                                         =======

Each amount set forth above, except for the SEC registration fee, is estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 14A:3-5 of the New Jersey Business Corporation Act, the Company:

     (1) has power to indemnify each director and officer of the Company (as well as its employees and agents) against expenses and liabilities in connection with any proceeding involving him by reason of his being or having been such director or officer, other than a proceeding by or in the right of the Company, if (a) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and (b) with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful;

     (2) has power to indemnify each director and officer of the Company against expenses in connection with any proceeding by or in the right of the Company to procure a judgment in its favor which involves such director or officer by reason of his being or having been such director or officer, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company; however, in such proceeding no indemnification may be provided in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the Company, unless and only to the extent that the court determines that the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper;

     (3) must indemnify each director and officer against expenses to the extent that he has been successful on the merits or otherwise in any proceeding referred to in (1) and (2) above or in defense of any claim, issue or matter therein; and

     (4) has power to purchase and maintain insurance on behalf of a director or officer against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a director or officer, whether or not the Company would have the power to indemnify him against such expenses and liabilities under the statute.

     As used in the statute, "expenses" means reasonable costs, disbursements and counsel fees, "liabilities" means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, and "proceedings" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

     Indemnification may be awarded by a court under (1) or (2) as well as under
(3) above, notwithstanding a prior determination by the Company that the director or officer has not met the applicable standard of conduct.

     Indemnification under the statute does not exclude any other rights to which a director or officer may be entitled under a certificate of incorporation, by-law, or otherwise.

     Article VII of the Company's Bylaws provides, in pertinent part, as follows:

     (1) the Company shall indemnify any corporate agent against his expenses and liabilities in connection with any proceedings involving the corporate agent by reason of his being or having been such a corporate agent to the extent that
(a) such corporate agent is not otherwise indemnified; and (b) the power to do so has been or may be granted by statute; and for this purpose the Board of Directors of the Company may, and on request of any such corporate agent shall be required to, determine in each case whether or not the applicable standards in any such statute have been met, or such determination shall be made by independent legal counsel if the Board so directs or if the Board is not empowered by statute to make such determination;

     (2) to the extent that the power to do so has been or may be granted by statute, the Company shall pay expenses incurred by a corporate agent in connection with a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of such corporate agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified as provided by statute;

     (3) the indemnification provided in the Company's Bylaws shall not be exclusive of any other rights to which a corporate agent may be entitled, both as to any action in his official capacity or as to any action in another capacity while holding such office, and shall inure to the benefits of the heirs, executors, or administrators of any such corporate agent; and

     (4) the Board of Directors of the Company shall have the power to (a) purchase and maintain, at the Company's expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has been or may be granted by statute and (b) give other indemnification to the extent permitted by law.

     The Company maintains and pays all premiums on directors and officers liability insurance policies with a primary liability limit of $35,000,000.

ITEM 16. EXHIBITS.

 EXHIBIT NO.     EXHIBIT DESCRIPTION

  1(a)*          Form of Distribution Agreement.

  (4)(a) Form of Stock Certificate for Common Stock. Incorporated by reference from Exhibit (4)(a) of Form 10 filed March 1997

  (4)(b)(i) First Mortgage Indenture dated October 1, 1947. Incorporated by reference from Exhibit (4)(b)(i) of Form 10-K of SJI for 1987 (1-6364)

  (4)(b)(ii) Twelfth Supplemental Indenture dated as of June 1, 1980. Incorporated by reference from Exhibit 5(b) of Form S-7 of SJI (2-68038).

  (4)(b)(iii) Sixteenth Supplemental Indenture dated as of April 1, 1989, 10 1/4% Series due 2008. Incorporated by reference from Exhibit
                 (4)(b)(xv) of Form 10-Q of SJI for the quarter ended March 31, 1988 (1-6364).

  (4)(b)(iv) Seventeenth Supplemental Indenture dated as of May 1, 1989. Incorporated by reference from Exhibit (4)(b)(xv) of Form 10-K of SJI for 1989 (1-6364).

  (4)(b)(v) Eighteenth Supplemental Indenture dated as of March 1, 1990. Incorporated by reference from Exhibit (4)(e) of Form S-3 of SJI (33-36581).

 EXHIBIT NO.     EXHIBIT DESCRIPTION

  (4)(b)(vi) Nineteenth Supplemental Indenture dated as of April 1, 1992. Incorporated by reference from Exhibit (4)(b)(xvii) of Form 10-K of SJI for 1992 (1-6364).

  (4)(b)(vii) Twentieth Supplemental Indenture dated as of June 1, 1993. Incorporated by reference from Exhibit (4)(b)(xviii) of Form 10-K of SJI for 1993 (1-6364).

  (4)(b)(viii)   Twenty-First Supplemental Indenture dated as of March 1, 1997.
                 Incorporated by reference from Exhibit (4)(b)(xviv) of Form 10-
                 K of SJI for 1997 (1-6364).

  (4)(b)(ix)     Form of Twenty-Second Supplemental Indenture.

  (4)(c) Indenture dated as of January 31, 1995; 8.60% Debenture Notes due February 1, 2010. Incorporated by reference from Exhibit
                 (4)(c) of Form 10-K of SJI for 1994 (1-6364).

  (4)(d) Certificate of Trust for SJG Capital Trust. Incorporated by reference from Exhibit 3(a) of Form S-3 of SJG Capital Trust and South Jersey Gas Company as filed March 27, 1997, as amended April 18, 1997 and April 23, 1997 (333-24065).

  (4)(d)(i) Trust Agreement of SJG Capital Trust. Incorporated by reference from Exhibit 3(b) of Form S-3 of SJG Capital Trust and South Jersey Gas Company as filed March 27, 1997, as amended April 18, 1997 and April 23, 1997 (333-24065).

  (4)(d)(ii) Form of Amended and Restated Trust Agreement for SJG Capital Trust. Incorporated by reference from Exhibit 3(c) of Form S-3 of SJG Capital Trust and South Jersey Gas Company as filed March 27, 1997, as amended April 18, 1997 and April 23, 1997 (333-24065).

  (4)(d)(iii) Form of Preferred Security for SJG Capital Trust. Incorporated by reference from Exhibit 4(a) of Form S-3 of SJG Capital Trust and South Jersey Gas Company as filed March 27, 1997, as amended April 18, 1997 and April 23, 1997 (333-24065).

  (4)(d)(iv) Form of Deferrable Interest Subordinated Debenture. Incorporated by reference from Exhibit 4(b) of Form S-3 of SJG Capital Trust and South Jersey Gas Company as filed March 27, 1997, as amended April 18, 1997 and April 23, 1997 (333-24065).

  (4)(d)(v) Form of Deferrable Interest Subordinated Debenture. Incorporated by reference from Exhibit 4(c) of Form S-3 of SJG Capital Trust and South Jersey Gas Company as filed March 27, 1997, as amended April 18, 1997 and April 23, 1997 (333-24065).

  (4)(d)(vi) Form of Guaranty Agreement between South Jersey Gas Company and SJG Capital Trust. Incorporated by reference from Exhibit 4(d) of Form S-3 of SJG Capital Trust and South Jersey Gas Company as filed March 27, 1997, as amended April 18, 1997 and April 23, 1997 (333-24065).

  (4)(e)         Form of Medium Term Note Indenture

  5*             Opinion of Dechert Price & Rhoads

  (12) Calculation of Ratio of Earnings to Fixed Charges (Before Federal Income Taxes) (filed herewith).

  (23)(a)        Consent of Deloitte & Touche LLP (see page II-6 hereof).

  (23)(b)        Consent of Dechert Price & Rhoads (included in Exhibit 5).

  (24)           Power of Attorney (See page II-5 hereof).

 EXHIBIT NO.     EXHIBIT DESCRIPTION

  (25)(a) Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York as Indenture Trustee under the Medium Term Note Indenture (filed herewith).

  (27) Financial Data Schedule (submitted only in electronic format to the Securities and Exchange Commission).

  *              To be filed by amendment.

ITEM 17. UNDERTAKINGS.

A.   Undertaking required by Item 512(a) of Regulation S-K.

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   Undertaking required by Item 512(b) of Regulation S-K.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.   Undertaking required by Item 512(h) of Regulation S-K.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, South Jersey Gas Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Folsom, New Jersey, on the 21 day of August 1998.


                              SOUTH JERSEY GAS COMPANY

                              By: /s George L. Baulig
                                  -------------------
                                  George L. Baulig,
                                  Senior Vice President and
                                  Corporate Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints George L. Baulig such person's true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed pursuant to Rule 462 promulgated under the Securities Act of 1933 and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


   NAME             TITLE                      DATE          SIGNATURE
C. Biscieglia     President (principal    August 21, 1998  s/ C. Biscieglia
                  executive officer)
                  and Director

D.A. Kindlick     Senior Vice President   August 21, 1998  s/ D.A. Kindlick
                  principal financial
                  officer)

W.J. Smethurst,   Vice President and      August 21, 1998  s/ W.J. Smethurst, Jr.
Jr.               Treasurer (principal
                  accounting officer)

F.R. Raring       Director                August 21, 1998  /s F.R. Raring

A.G. Dickson      Director                August 21, 1998  /s A.G. Dickson

R.L. Dunham       Director

C.D. McCormick    Director                August 21, 1998  /s C.D. McCormick

S.M. Vioni        Director                August 21, 1998  /s S.M. Vioni

                                 EXHIBIT 23(a)

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of South Jersey Gas Company on Form S-3 of our report dated February 18, 1998 appearing in the Annual Report on Form 10-K of South Jersey Gas Company for the year ended December 31, 1997, and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
-------------------------
DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

August 21, 1998